Exhibit 99.2
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[GRAPHIC OMITED]

HERSHA HOSPITALITY TRUST
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                                                              148 Sheraton Drive
                                                        New Cumberland, PA 17070
                                                             Phone: 717-770-2406
                                                               Fax: 717-774-0461
                                                                  www.hersha.com


For Immediate Release
Contact:  Chris Daly or Jerry Daly (media)        Ashish Parikh, CFO (investors)
          Ph: (703) 435-6293                      Ph: (717) 770-2405

     HERSHA HOSPITALITY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2003 RESULTS

     HARRISBURG, Pa., March 5, 2004-Hersha Hospitality Trust (AMEX: HT), a real estate investment trust (REIT) and owner of nationally franchised, premium, limited-service hotels, today announced results for the fourth quarter and year ended December 31, 2003. The company will hold a conference call to discuss these results on March 17, 2004 at 11 a.m. E.T.

     Net loss applicable to common shareholders was $(1.36) million for the 2003 fourth quarter, or a loss of $(0.13) per share, compared to net income of $0.38 million for the 2002 fourth quarter, or $0.14 per share. Net loss applicable to common shareholders was $(0.73) million for the 12 months ended December 31, 2003, or a loss of $(0.16) per share, compared to net income of $1.29 million for the year ended December 31, 2002, or $0.51 per share. Net income was significantly impacted by several non-recurring events, such as compensation expense related to options awarded in prior years and prepayment penalties related to the retirement of certain debt instruments.

HIGHLIGHTS

  - Funds from operations (FFO) for the 2003 fourth quarter increased to $1.69 million from $1.67 million for the same period a year earlier. On a per share basis, FFO for the 2003 fourth quarter was $0.10 on 17,497,230 weighted average shares outstanding, compared to $0.22 cents per share on 7,676,585 weighted average shares outstanding during the fourth quarter of 2002. The difference in the number of shares outstanding is the result of a
     9.775 million share follow-on stock offering in October 2003, which impacted the common shares outstanding and the FFO/FFO per share for the 2003 fourth quarter and full year.
  - FFO for the 12 months ended December 31, 2003, increased to $9.0 million from $8.3 million the prior year. FFO per share was $0.81 on 11,137,894 weighted average shares outstanding, compared to $1.09 per share on 7,619,542 weighted average shares outstanding for the previous year.
  - For the fourth quarter of 2003, occupancy reached 59.9 percent, up 3.7 percent, compared to the 2002 fourth quarter. Average daily rate (ADR) rose to $80.76, a 1.1 percent increase over the previous year. Together, these results produced systemwide RevPAR of $48.35, an increase of 4.9 percent, compared to last year's fourth quarter.


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  -  For the full-year 2003, RevPAR increased 3.6 percent to $54.10, based on a
     2.5 percent increase in occupancy to 65.5 percent and a 1.1 percent rise in ADR to $82.56.
  - The company's portfolio outperformed its competitive set in both the fourth quarter and full year. According to data compiled by Smith Travel Research, Hersha's portfolio achieved 105.8 percent and 107.7 percent market share for the 2003 fourth quarter and full year, respectively.
  - Excluding its Georgia properties, Hersha's hotel portfolio achieved fourth quarter RevPAR of $50.92, based on occupancy of 61.1 percent and ADR of $83.41. The company's four Georgia properties were particularly hard hit by the economic downturn, but recently have changed management entities to Hersha Hospitality Management, a mid-size, affiliated hotel management company.
  - On a same-store basis for the 12 months ended December 31, 2003, excluding the Georgia hotels, RevPAR improved 4.6 percent to $57.17, on a 3.9 percent increase in occupancy to 66.2 percent and a 0.8 percent increase in ADR to $86.43.

ACQUISITIONS UPDATE

     Hersha Hospitality Trust continued its acquisition program with the recent purchase of two Connecticut hotels. In the fourth quarter, the company purchased a joint venture interest in the 150-room Hilton Garden Inn Hartford South/Glastonbury. The hotel is less than a year old, in top physical condition and includes many enhancements over and above the brand's prototypical standards. Following the end of the quarter, the company purchased the fully renovated 96-room Holiday Inn Express Downtown Hartford.

     "In 2003, we acquired a total of four hotels with 574 rooms," said Jay H. Shah, president and chief operating officer. "At year end, our portfolio included 20 wholly owned hotels with 1,874 rooms and two properties with 294 rooms owned in two joint ventures.

     "We expect acquisitions to play a significant role in our growth in 2004, and will seek to double the value of our hotel portfolio this year," he added. "We will continue to seek premium, limited-service hotels and upper, mid-market, full-service hotels ranging in size from 100 to 250 rooms."

WHOLLY OWNED TAXABLE REIT SUBSIDIARIES

     In response to tax law changes, the company formed a wholly owned taxable REIT subsidiary, or TRS, to which it currently leases 12 hotels and to which Hersha intends to lease all of its hotels, including hotels it may acquire in the future and hotels currently leased to HHMLP as those leases expire. The company also has established two TRSs to lease its assets owned via joint venture entities. Hersha believes that transitioning to this TRS structure positions the company to participate more directly in the operating efficiencies and revenue gains at its hotels.

DIVIDENDS

     During the fourth quarter, Hersha declared its regular $0.18 per common share dividend, taking it to $0.72 for the full year, for an annualized yield of


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7.1 percent, based on the closing price of its common stock on December 31,
2003.  It was the company's 20th consecutive dividend payment.

     The total return of Hersha's common stock last year, including stock price appreciation from January 1, 2003 to December 31, 2003, and dividends, was 70.0 percent. Without the dividend, the stock appreciated 58.8 percent. Since Hersha's 1999 initial public offering, the stock has provided a total return of
127.5 percent, one of the highest rates of any hotel REIT.

2004 GUIDANCE

     Forecasted net income for the first quarter 2004 is between $0.95 million and $1.0 million, or $0.075 to $0.08 per share. For the 2004 first quarter, based on operator projections, Hersha expects RevPAR to be up between 4.0 and
4.25 percent compared to the like period a year earlier. Based on those operating results, the company projects first quarter 2004 FFO to be between $2.9 million and $3.0 million, or $0.15 to $0.16 per share.

     For the 2004 full year, Hersha expects net income to be in a range of $7.5 million to $8.0 million, or $0.50 to $0.52 per share; and FFO of between $17.25 million and $17.75 million, or $0.91 to $0.93 per share.

     The primary assumptions utilized by the company in issuing this guidance is that the company is able to complete approximately $100 million of asset acquisitions during the first three quarters of 2004. The company's guidance also forecasts interest rates on variable rate financing to be within 50 basis points of current interest rate levels for 2004.

SUMMARY RESULTS

     A summary of the three and 12 months ended December 31, 2003 is presented below:

(in thousands, except per share data)               THREE MONTHS ENDED        YEAR ENDED
                                                       DECEMBER 31,          DECEMBER 31,
                                                    2003         2002       2003      2002
                                                 -----------  ----------  --------  --------
Total Revenues                                   $    5,635   $    2,933  $19,364   $ 14,448

Income (Loss) Before Distribution to Preferred
  Unitholders, Minority Interest and
  Discontinued Operations                        $   (1,186)  $      497  $ 2,780   $  4,040

Distributions to Preferred Unitholders           $      499   $        -  $ 1,195   $      -
Income (Loss) Allocated to Minority Interest     $     (325)  $      139  $ 2,315   $  3,238
Income from Discontinued Operations              $        -   $       19  $     -   $    890
                                                 -----------  ----------  --------  --------

Net Income (Loss) allocated to
  common shareholders                            $   (1,360)  $      377  $  (730)  $  1,292
                                                 -----------  ----------  --------  --------

EARNINGS(LOSS)PERSHAREDATA:
--------------------------
Basic - before discontinued operations           $    (0.13)  $     0.14  $ (0.16)  $   0.32
Discontinued Operations                          $        -   $        -  $     -   $   0.19
Basic Earnings(Loss) per Common Share            $    (0.13)  $     0.14  $ (0.16)  $   0.51


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FFO AND GAAP RECONCILIATION

     The National Association of Real Estate Investment Trusts (NAREIT) developed Funds from Operations ("FFO") as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined under the definition adopted by NAREIT in April 2002 and as presented by us, is net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We further adjust FFO for preferred stock distributions. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. Comparison of our presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs or the use of other definitions of that term. The table below reconciles FFO to Net Income calculated in accordance with GAAP.

     The table below reconciles FFO to Net Income calculated in accordance with
GAAP:

FUNDS FROM OPERATIONS
(In thousands, except per share data)

                                                                                                               TOTAL
                                                          3/31/03     6/30/03      9/30/03      12/31/03        2003
                                                         ---------------------------------------------------------------
Net Income (Loss) allocated to Common Shareholders       $      304  $       34  $       292  $    (1,360)  $      (730)
Gain on Disposition of Hotel Properties                           -           -            -            -             -
Discontinued Operations                                           -           -            -                          -
Non Recurring:  Prepayment Penalties                                                                  116           116
Non Recurring:  Retirement of Stock Appreciation Rights                                             1,306         1,306
Minority Interest allocated to Common LP Unitholders            114       1,094        1,432         (325)        2,315
Distributions to Preferred Unitholders                            -         264          432          499         1,195
Depreciation and Amortization                                 1,087       1,108        1,138        1,457         4,790
                                                         ---------------------------------------------------------------
FFO attributable to common shareholders                  $    1,505  $    2,500  $     3,294  $     1,693   $     8,992
                                                         ===============================================================

Weighted Average Shares for Basic Earnings Per Share      2,577,785   2,578,703    2,579,416   10,654,960     4,614,316
Basic Earnings(Loss) Per Share                           $     0.12  $     0.01  $      0.11  $     (0.13)  $     (0.16)

Weighted Average Shares for Diluted FFO                   7,677,507   9,166,834   10,113,351   17,497,230    11,137,894
Funds from Operations per Diluted Share/Unit             $     0.20  $     0.27  $      0.33  $      0.10   $      0.81
                                                         ===============================================================


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
FUNDS FROM OPERATIONS
(In thousands, except per share data)                     3 MONTHS       YEAR
                                                           ENDING       ENDING
                                                           3/31/04     12/31/04
                                                         -----------  -----------
Net Income (Loss) allocated to Common Shareholders       $       950  $     7,750
Distributions to Preferred Unitholders                           499        1,996
Depreciation and Amortization                                  1,469        7,811
                                                         -----------  -----------
FFO attributable to common shareholders                  $     2,918  $    17,557
                                                         ===========  ===========

Weighted Average Shares for Diluted Earnings Per Share    19,000,000   19,000,000
Diluted Earnings Per Share                               $      0.08  $      0.51

Weighted Average Shares for Diluted FFO                   19,000,000   19,000,000
Funds from Operations per Diluted Share/Unit             $      0.15  $      0.92
                                                         ===========  ===========

     Hersha Hospitality Trust is a self-advised real estate investment trust that owns premium limited and full service hotels in the eastern United States with strong, national franchise affiliations. The company focuses on acquisition and joint venture opportunities in primary and secondary markets near major metropolitan markets.

     This press release contains forward-looking statements about Hersha Hospitality Trust, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the continuing sluggishness of the national economy; economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business travel and lower-than expected daily room rates; other factors that may influence the travel industry, including health, safety and economic factors; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company's filings with the Securities and Exchange Commission. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



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